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                                                                       EXHIBIT 1


                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Class A Common Shares of Trader.com N.V.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 14th day of February, 2001.



/s/ Louise T. Blouin                         /s/ John H. MacBain
-----------------------------------          ----------------------------------
Louise T. Blouin                             John H. MacBain




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